SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Schedule 13G Under
             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under The Securities Exchange Act of 1934

                                (Amendment No. 1)


                            Jones Growth Partners LP
          ------------------------------------------------------------
                                (Name Of Issuer)

                         Unit of Limited Partnership Int
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    48020K100
                         ------------------------------
                                 (Cusip Number)


                      (Continued on the following page(s))

                                Page 1 of 6 Pages

================================================================================
CUSIP No. 48020K100     13G    Page 2 of 6 Pages
================================================================================
Jones Growth Partners LP
================================================================================
1                    NAME OF REPORTING PERSON
                     S.S.  OR  I.R.S  IDENTIFICATION NO. OF ABOVE PERSON.
                     The Chase Manhattan Corporation - CMC
                     The Chase Bank of Texas N.A.- Houston - CBT
================================================================================
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  |A|
                                                                        |B|
================================================================================
3                    SEC USE ONLY
================================================================================
4                    CITIZENSHIP OR PLACE OF  ORGANIZATION  The Chase  Manhattan
                     Corporation- Delaware
                     The Chase Bank of Texas N.A.- Houston
================================================================================
NUMBER               5   SOLE VOTING POWER
OF                       CMC    - 0
SHARES                   CBT    - 0
                     ===========================================================
BENEFICIALLY         6   SHARED VOTING POWER
OWNED BY                 CMC    - None
                         CBT    - None
                     ===========================================================
EACH                 7   SOLE DISPOSITIVE POWER
REPORTING                CMC    - 0
PERSON                   CBT    - 0
                     ===========================================================
WITH                 8   SHARED DISPOSITIVE POWER
                         CMC    - None
                         CBT    - None
================================================================================
 9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         CMC - 0
                         CBT - 0
================================================================================
10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES *
================================================================================
11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        CMC  - 0%
                        CBT  - 0%
================================================================================
12                 TYPE OF PERSON REPORTING*
                        CMC  - HC
                        CBT  - BK
================================================================================

                      * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:                  Jones Growth Partners LP

Item 1(b).     Address of Issuer's:             9697 East Mineral Avenue
               -------------------              P.O.Box 3309
                                                Englewood Co. 80155-3309
               Offices
               -------

Item 2(a).     Name of Person Filing:           This  notice  is  filed by The
                                                Chase  Manhattan   Corporation
                                                (CMC)  and  its  wholly  owned
                                                subsidiary,  The Chase Bank of
                                                Texas N.A.(CBT)

Item 2(b).    Address of Principal Business     CMC:  270 Park Avenue
              -----------------------------           New York, NY 10017
              Office:
              ------
                                                CBT:  17 HCB
                                                      Houston, Tx

Item 2(c).    Citizenship:                      CMC - Delaware
              ------------                      CBT - Texas

Item 2(d).    Title of Class of Securities:     Limited Partnership
              -----------------------------

Item 2(e).    CUSIP Number:                     48020K100
              ------------

                            Jones Growth Partners LP



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
        -----------------------------------------------------------------------

        (a)| | Broker or dealer registered under Section 15 of the Act.

        (b)|X| Bank as defined in Section 3(a)(6) of the Act.

        (c)| | Insurance Company as defined in Section 3(a)(19) of the Act.

        (d)| | Investment Company registered under Section 8 of the Investment Company Act.

        (e)| | Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

        (f)| | Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment Fund [see Section 240.13d-1(b)(1)(ii)(F)].

        (g)|X| Parent Holding Company, in accordance with Section
               240.13d-1(b)(ii)(G).

        (h)| | Group, in accordance with Section 240.13d-1(ii)(H).

Item 4. Ownership:
        ---------

        (a)     Amount Beneficially Owned:                  CMC  - 0
                As of March 31, 1998                        CBT  - 0

        (b)     Percent of Class:                           CMC  - 0%
                                                            CBT  - 0%

        (c)     Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                                                            CMC  - 0
                                                            CBT  - 0

          (ii)  Shared power to vote or to direct the vote:

                                                            CMC  - 0
                                                            CBT  - 0

                            Jones Growth Partners. LP

          (iii) Sole power to dispose or to direct the disposition of:

                    CMC - 0
                    CBT - 0

          (iv)  Shared power to dispose or to direct the disposition of:

                    CMC - 0
                    CBT - 0

Item 5. Ownership of Five Percent or Less of a Class:
        ---------------------------------------------
        Yes

Item 6. Ownership of More than Five Percent on Behalf of Another Person:
        ----------------------------------------------------------------
        None

Item 7. Identification and Classification of the Subsidiary Which Holds the Security Being Reported on by the Parent Holding Company:
        -------------------------------------------------------------------

        Pursuant to Rule 13(d) - 1 (c): This notice is filed on behalf of both CMC and its subsidiary, CBT. In lieu of attaching an exhibit hereto, the identity of CBT is as set forth on the cover page hereof. CBT is classified as a Bank, as such term is defined in Section (3) (a) (6) of the Securities Exchange Act of 1934, as amended,

Item 8. Identification and Classification of Members of this Group:
        -----------------------------------------------------------
        Not applicable.

Item 9. Notice of Dissolution of Group:
        -------------------------------
        Not applicable.

                            Jones Growth Partners LP


Item 10. Certification:
         --------------

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and did not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


Signature:    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:    May 12, 1998



  Chase Bank of Texas N.A.                     THE CHASE MANHATTAN CORPORATION


/s/ Allan Nemethy                              /s/ Anthony J. Horan
--------------------------                     --------------------------------
    Allan Nemethy                                  Anthony J. Horan
    Compliance Officer                             Corporate Secretary


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